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                                                                     Exhibit 4.6

                        [BIOMUNE CORPORATION LETTERHEAD]

                                  June 14, 2001


Mr. Jacob J. Guth
1245 Friendship Lane
Upper Black Eddy, PA 18972

Dear Jacob:

    This letter sets forth the terms whereby Biomune Systems, Inc., a Nevada corporation ("Biomune"), agrees to retain Jacob J. Guth to act as consultant and advisor to Biomune in the area of adhesives and seed coatings. In exchange for your services, Biomune shall deliver to you 21,800 shares of Common Stock of Biomune, par value $0.0001 per share, (the "Shares"), which will be duly authorized, legally and validly issued and outstanding, fully paid, non-assessable and registered pursuant to the Securities Act of 1933, as amended. The Shares will be issued to you upon an effective registration statement and will be adjusted to reflect the agreed to value.

    In exchange for the Shares, you shall provide to Biomune advice and direction with respect to a variety of research, along with any other activities or services requested by Biomune relating to adhesives and feed coating activities.

    If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below and deliver a copy of this letter as provided for herein, whereupon this letter shall represent a binding agreement between us.

                                                  Very truly yours,

                                                  BIOMUNE SYSTEMS, INC.


                                                  By:
                                                     ---------------------------
                                                     Name: Larry Koskan
                                                     Title: President and CEO

Accepted and agreed to
as of the date first
above written:

---------------------------------
Jacob J. Guth